EX-99.1.(5)(a)

                                                                  FILED 7 6/6/01


              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK
                            2900 Westchester Avenue
                            Purchase, New York 10577

                                A STOCK COMPANY              [Graphic omitted]



   Thank you for choosing Jackson National Life Insurance Company of New York ("The Company"). If You have any questions, please contact the Company at the
   Service Center address and telephone number shown on the Policy Data Page.

     THIS MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY OFFERED BY
          THE COMPANY IS A LEGAL CONTRACT BETWEEN YOU AND THE COMPANY.
                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds, as described in the Death Benefit Provisions, and any other Policy benefits payable due to the Insured's death if the Insured dies while this Policy is in force. This agreement is subject to the terms of this Policy.

THE DEATH BENEFIT PROCEEDS AND AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISION(S).

THE POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT, SUBJECT TO ANY MINIMUM GUARANTEES.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE ANNUAL RATE. INTEREST IN EXCESS OF THE GUARANTEED RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.


                  NOTICE OF TWENTY-DAY RIGHT TO EXAMINE POLICY
YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK WITHIN 20 DAYS AFTER YOU RECEIVE IT. IF THIS POLICY WAS PURCHASED AS A REPLACEMENT, YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR THE COMPANY WITHIN 60 DAYS AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS POLICY, THE COMPANY WILL REFUND THE FULL PREMIUM PAID. UPON SUCH REFUND, THIS POLICY SHALL BE VOID.

MODIFIED SINGLE PREMIUM VARIABLE        THIS CONTRACT IS SIGNED BY THE COMPANY
LIFE INSURANCE POLICY. DEATH BENEFIT.
PAYABLE AT DEATH OF INSURED. PERIOD
OF COVERAGE NOT GUARANTEED.             /s/ Robert P. Saltzman
NONPARTICIPATING.                                     PRESIDENT

                                        /s/ Thomas J. Meyer




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                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

                          Provision                    Page Number

         POLICY DATA PAGE                                    3

         DEFINITIONS                                         4

         GENERAL PROVISIONS                                  7

         OWNERSHIP AND BENEFICIARY PROVISIONS               12

         ACCUMULATION PROVISIONS                            13

         TRANSFER PROVISIONS                                15

         WITHDRAWAL PROVISIONS                              16

         POLICY LOAN PROVISIONS                             17

         DEATH BENEFIT PROVISIONS                           19

         PAYMENT OPTION TABLE                               22


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                                POLICY DATA PAGE
--------------------------------------------------------------------------------

Policy Number:                                 [9876543210]

Insured:                                       [John Doe]

Insured's Age/Sex:                             [35 Male]

Risk Classification:                           [Nontobacco]

Initial Premium Amount:                        [$10,000]

Initial Maximum Allowable Premium:             [$10,000]

Guideline Single Premium:                      [$10,000]

Guideline Premium:                             [$782.92]

Initial Death Benefit:                         [$55,127.43]

Issue Date:                                    [January 1, 2000]

Policy Date:                                   [January 1, 2000]

Maturity Date:                                 [January 1, 2065]

Allocation Date:                               [January 26, 2000]

Issue State:                                   New York

Owner:                                         [Jane Doe]

Joint Owner:                                   [John Doe]

Beneficiary(ies):                              [Daniel Doe]



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                            POLICY DATA PAGE (CONT'D)
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                                               POLICY CHARGES

Annual Policy Maintenance Charge:              An Annual  Policy  Maintenance
                                               Charge of no more than $35.00
                                               will be deducted  annually from
                                               Your Policy Value on the Policy
                                               Anniversary.

                                               The Annual Policy Maintenance
                                               Charge is applied to those
                                               Policies where the Policy Value
                                               is less than $50,000 on the
                                               Policy Anniversary when the
                                               Annual Policy Maintenance Charge
                                               is due.

                                               On each Policy Anniversary the
                                               Annual Policy Maintenance Charge
                                               will be taken from the Fixed
                                               Account and the Investment
                                               Divisions in proportion to their
                                               current value.

                                               If a total Withdrawal is made on
                                               other than a Policy Anniversary,
                                               any applicable Annual Policy
                                               Maintenance Charge will be
                                               deducted.

Mortality and Expense Charge:                  This charge is deducted on a
                                               daily basis and is equal to .90%
                                               annually during Policy Years
                                               1 - 10, and .80% annually
                                               afterward, of the Separate
                                               Account Policy Value.

Administrative Charge:                         This charge is deducted on a
                                               daily basis and is equal to .30%
                                               annually during Policy Years
                                               1 - 10, and .15% annually
                                               afterward, of the Separate
                                               Account Policy Value.

Tax Charge:                                    This charge is deducted on a
                                               daily basis and is equal to .40%
                                               annually of the  Separate Account
                                               Policy Value during the first 10
                                               Policy Years.

Cost of Insurance Charge:                      This  charge is  effective  as of
                                               the Policy  Date and is deducted
                                               on the Issue Date and each
                                               Monthly Anniversary thereafter.

                                               The current Cost of Insurance
                                               Charge is determined by Us. The
                                               maximum for this charge, on a
                                               monthly basis, equals the
                                               Guaranteed Maximum Monthly Cost
                                               of Insurance Rate multiplied by
                                               the net amount at risk (Death
                                               Benefit discounted by one month's
                                               interest, minus the Policy Value)
                                               divided by 1000. This charge is
                                               deducted from the Investment
                                               Division(s) and the Fixed Account
                                               in proportion to their current
                                               value. See page 3g of this Policy
                                               for the maximum amounts that may
                                               be charged for insurance
                                               coverage.


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                            POLICY DATA PAGE (CONT'D)
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Cost of Insurance Charge:                    Part of the Cost of Insurance
(Continued)                                  Charge is used to recover
                                             acquisition expenses arising from
                                             the issuance of the Policy. The
                                             expense recovery component is
                                             higher in early Policy Years.

                                             The Cost of Insurance Charge is
                                             currently expressed as a percent of
                                             the Policy Value. This charge will
                                             never exceed the maximum guaranteed
                                             cost based on the net amount at
                                             risk. The net amount at risk is
                                             based on the difference between the
                                             Death Benefit and the Policy Value.
                                             The use of a percentage of the
                                             Policy Value is done for simplicity
                                             and may not always bear a close
                                             relationship to the actual cost of
                                             providing the coverage.

                                             Changes in this Cost of Insurance
                                             Charge will be based on Our
                                             expectations of future mortality,
                                             persistency, and expense. Such
                                             changes may also be affected by
                                             past investment performance to the
                                             extent that it affects Our
                                             expectations as to the future
                                             insurance risk. For example, We may
                                             increase the percentage of Policy
                                             Value used in determining the Cost
                                             of Insurance Charge solely as a
                                             result of poor past investment
                                             performance.

Transfer Charge:                             A fee of $25.00 is charged
                                             for each transfer in excess of 15
                                             in any Policy Year. Any Transfer
                                             Charge is deducted from the amount
                                             transferred prior to the allocation
                                             to the new Policy Option. Transfer
                                             Charges will not be applied to
                                             transfers due to Dollar Cost
                                             Averaging or other asset allocation
                                             services provided by the Company,
                                             or if the SPECIAL TRANSFER OPTION
                                             is exercised.

Illustration Charge:                         A fee of up to $25.00 may be
                                             charged for each  in-force
                                             illustration  in excess of one in
                                             any Policy Year.

Daily Deduction:                             The following deductions will be
                                             made on a daily basis:

                                               the Mortality and Expense Charge;
                                               the Administrative Charge;
                                               the Tax Charge (if any).

                                             The Daily Deduction will be taken
                                             on a proportional basis from each
                                             Investment Division.



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                            POLICY DATA PAGE (CONT'D)
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Withdrawal Charge:                           The Company may assess a Withdrawal
                                             Charge upon withdrawal as follows:


                                                                  COMPLETED
                                                                 YEARS SINCE
                                                                 RECEIPT OF                PERCENT OF
                                                                   PREMIUM                   PREMIUM
                                                                      0                       9.00%
                                                                      1                       8.00%
                                                                      2                       7.00%
                                                                      3                       6.00%
                                                                      4                       5.00%
                                                                      5                       4.00%
                                                                      6                       3.00%
                                                                      7                       2.00%
                                                                      8                       1.00%
                                                              9 and thereafter                0.00%

                                             The Withdrawal Charge is assessed
                                             to compensate Us for sales expenses
                                             and any premium taxes incurred by
                                             Us on Your behalf.

                                             A specified amount of the
                                             Withdrawal Value may be withdrawn
                                             free of Withdrawal Charges each
                                             Policy Year (see Withdrawal
                                             Provisions).



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                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

            TRANSFERS, PREMIUMS, LOANS, WITHDRAWALS, SEPARATE ACCOUNT

Transfers:                                FROM INVESTMENT DIVISION TO INVESTMENT
                                          DIVISION.  You  may transfer all or a
                                          portion of Your value in one
                                          Investment Division to another
                                          Investment Division.

                                          FROM INVESTMENT  DIVISION TO THE FIXED
                                          ACCOUNT.  You may  transfer all or a
                                          portion of Your value in the
                                          Investment Division(s) to the Fixed
                                          Account.

                                          FROM THE FIXED ACCOUNT TO AN
                                          INVESTMENT DIVISION. You may only make
                                          one transfer from the Fixed Account to
                                          any Investment Division(s) during any
                                          Policy Year (except in the case of
                                          Dollar Cost Averaging). This transfer
                                          from the Fixed Account may not exceed
                                          the greater of $5,000 (or Your Fixed
                                          Account Value, if less) or 25% of Your
                                          Fixed Account Value (except in the
                                          case of Dollar Cost Averaging).

     Premiums:                            The initial Premium amount must be at
                                          least $10,000. Any subsequent
                                          Premiums, if allowed by Us, must be at
                                          least $1,000. The Company may waive
                                          these minimums at any time.

                                          Any initial Premium designated by You
                                          for the Fixed Account will be
                                          allocated to that account on the Issue
                                          Date, and will remain there until
                                          otherwise instructed by You. Any
                                          initial Premium designated for the
                                          Investment Divisions will first be
                                          allocated to a money market Investment
                                          Division on the Issue Date. On the
                                          Allocation Date the amount in Your
                                          money market Investment Division will
                                          be allocated to the Investment
                                          Divisions specified by You in the
                                          application, or Your most recent
                                          instructions received by Us.

                                          The Owner may allocate initial Premium
                                          among the Fixed Account and the
                                          Investment Divisions. Such allocation
                                          may be made in any percentage from 0%
                                          to 100% in whole percentages.

                                          Subject to the guideline premium
                                          limitation as defined in the Internal
                                          Revenue Code (as amended), We will
                                          accept additional Premium at any time.
                                          In order for this Policy to be treated
                                          as life insurance under the Internal
                                          Revenue Code (as amended), the sum of
                                          all Premiums paid may not exceed the
                                          Maximum Allowable Premium. We reserve
                                          the right to refuse any Premium that
                                          would cause the Policy to be
                                          disqualified as life insurance under




VL1800NY


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                            POLICY DATA PAGE (CONT'D)
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Premiums (Continued):                     the Internal Revenue Code (as
                                          amended). We will refund the excess of
                                          any Premium  payment made over the
                                          maximum amount  that  could  be paid
                                          without disqualifying  the  Policy  as
                                          life insurance as defined in the
                                          Internal Revenue Code (as amended).
                                          Any additional Premium that results in
                                          an increase in the Death Benefit will
                                          be accepted by Us only after We
                                          receive acceptable  evidence of
                                          insurability of the Insured.  The
                                          actual  amount of any  additional
                                          Premium will affect the  olicy  Value
                                          and the amount and duration of the
                                          Death Benefit provided by this Policy.

                                          Any additional Premium will be
                                          allocated according to Your most
                                          recent instructions.

                                          The entire Premium as paid will be
                                          deemed earned when received by Us. No
                                          refund of any portion of the Premium
                                          will be made as the result of a death
                                          claim.

                                          The Policy might not mature even if
                                          additional Premiums are paid due to
                                          change in the current interest rate
                                          being credited on the Fixed Account,
                                          the investment performance of the
                                          funds in the Separate Account, changes
                                          in the current expense loads or Cost
                                          of Insurance Charges, loans and
                                          partial withdrawal activity, or Death
                                          Benefit changes.

Loans:                                    The Policy Loan Rate is 6%.

                                          The rate of interest credited to
                                          Preferred Loans is 6%.

                                          The rate of interest credited to
                                          Regular Loans is 4%.

Withdrawals:                              Minimum Partial Withdrawal: $500 or
                                          the entire Policy Value if less.

Separate Account:                         Jackson National Life of New York
                                          Separate Account IV.

                                 POLICY OPTIONS

An Owner may not allocate Policy Values to more than 21 Policy Options at any one time. The Company may waive this restriction at its discretion.

FIXED ACCOUNT:                            Earns an annually declared rate of
                                          interest guaranteed to be at least 3%.

INVESTMENT DIVISIONS:                     Investment Divisions as indicated on
                                          the application or supplemental
                                          application.


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

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                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------


                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES


                     Attained              Death             Attained                Death
                        Age               Benefit               Age                 Benefit
                                        Percentages                               Percentages

                   0 through 40            250%                 61                   128%
                        41                 243%                 62                   126%
                        42                 236%                 63                   124%
                        43                 229%                 64                   122%
                        44                 222%                 65                   120%
                        45                 215%                 66                   119%
                        46                 209%                 67                   118%
                        47                 203%                 68                   117%
                        48                 197%                 69                   116%
                        49                 191%                 70                   115%
                        50                 185%                 71                   113%
                        51                 178%                 72                   111%
                        52                 171%                 73                   109%
                        53                 164%                 74                   107%
                        54                 157%            75 through 90             105%
                        55                 150%                 91                   104%
                        56                 146%                 92                   103%
                        57                 142%                 93                   102%
                        58                 138%                 94                   101%
                        59                 134%           95 through 100             100%
                        60                 130%

The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended).

Age is the Insured's Actual Age on the Policy Date, plus the number of full years since the Policy Date.


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                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                         PER $1,000 NET AMOUNT AT RISK

------------------------------ ---------------------------- --------------------------- ----------------------------
          ATTAINED              MAXIMUM MONTHLY COST PER             ATTAINED            MAXIMUM MONTHLY COST PER
             AGE                         $1,000                        AGE                        $1,000
------------------------------ ---------------------------- --------------------------- ----------------------------
             35                          0.1443                         68                        2.5282
             36                          0.1518                         69                        2.7908
             37                          0.1618                         70                        3.0886
             38                          0.1727                         71                        3.4298
             39                          0.1844                         72                        3.8253
             40                          0.1986                         73                        4.2749
             41                          0.2136                         74                        4.7716
             42                          0.2295                         75                        5.3054
             43                          0.2470                         76                        5.8727
             44                          0.2662                         77                        6.4695
             45                          0.2880                         78                        7.1000
             46                          0.3114                         79                        7.7848
             47                          0.3365                         80                        8.5472
             48                          0.3641                         81                        9.4095
             49                          0.3942                         82                        10.3922
             50                          0.4285                         83                        11.4945
             51                          0.4679                         84                        12.6988
             52                          0.5131                         85                        13.9806
             53                          0.5651                         86                        15.3265
             54                          0.6230                         87                        16.7180
             55                          0.6876                         88                        18.1509
             56                          0.7582                         89                        19.6476
             57                          0.8330                         90                        21.2331
             58                          0.9163                         91                        22.9495
             59                          1.0098                         92                        24.8700
             60                          1.1143                         93                        27.2013
             61                          1.2308                         94                        30.4289
             62                          1.3652                         95                        35.4922
             63                          1.5176                         96                        44.5151
             64                          1.6872                         97                        62.8314
             65                          1.8733                         98                        73.0824
             66                          2.0752                         99                        83.3333
             67                          2.2920


The Guaranteed Maximum Monthly Cost of Insurance Rates do not exceed rates based on the 1980 Commissioner's Standard Ordinary table, age last birthday.


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                            POLICY DATA PAGE (CONT'D)
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"S&P(R)" is a trademark of the McGraw Hill Companies, Inc. and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.

This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company of New York (JNLNY) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNLNY or the owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JNLNY, OWNERS OF THIS POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JNLNY.



Service Center:                                 Express Mail:
[Jackson National Life Insurance Company        [Jackson National Life Insurance
of New York                                     Company of New York
2900 Westchester Avenue                         2900 Westchester Avenue
Purchase, New York 10577                        Purchase, New York 10577
888/367-5651]                                   888/367-5651]



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                                   DEFINITIONS
--------------------------------------------------------------------------------

The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE: The date as shown on the Policy Data Page, on which the amount in Your money market Investment Division is initially allocated to the Policy Options of Your choice.

ATTAINED AGE. The Insured's age on the Policy Date, plus the number of full years since the Policy Date.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually
4:00 p.m. Eastern time.

CONTESTABLE PERIOD. A two-year period which begins on the Issue Date of the Policy, the date of Reinstatement of a lapsed Policy, or the effective date of an increase in coverage of the Policy or a change in risk classification, whichever occurs later.

DAILY DEDUCTION. Those charges against the Investment Divisions made on a daily basis as described on the Policy Data Page.

DEATH BENEFIT. Initial Death Benefit as shown on the Policy Data Page less reductions due to any partial withdrawals plus any increase in coverage due to additional Premiums, or the Minimum Death Benefit, if greater.

DEATH BENEFIT PROCEEDS. The amount that We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DEBT. All unpaid Policy loans plus accrued interest on such loans.

EARNINGS. Policy Value minus Remaining Premium.

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Premium and any subsequent amounts allocated to the Fixed Account; plus (2) any interest credited; less (3) any amounts canceled or withdrawn for transfers, Annual Policy Maintenance Charges, Cost of Insurance Charges, or withdrawals.


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                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

INSURED(S). The person whose life is covered by this Policy.

INVESTMENT DIVISION(S). A Policy Option within the Separate Account. Values in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios. The Investment Division(s) are named on the application.

ISSUE DATE. The date the Policy was issued by the Company, as shown on the Policy Data Page, which begins the Contestable and Suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercising of those ownership rights under this Policy.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Debt and interest credited thereon.

MATURITY DATE. The Policy Anniversary on or after the Insured's 100th birthday.

MAXIMUM ALLOWABLE PREMIUM. The maximum total Premium that We will permit to be paid for this Policy. This amount is set to comply with the limit required to qualify this Policy as life insurance under the Internal Revenue Code (as amended). This amount may be adjusted due to Policy changes.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the death benefit percentage based upon the age of the Insured, as shown on page 3g of the Policy Data Page.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month, except that for those months not having such a day, it will be the next Business Day after the last day of the month.

MORTALITY AND EXPENSE CHARGE. This amount covers the risks assumed by Us that the Cost of Insurance Charge specified in the Policy will be insufficient to meet the actual claims incurred by Us. In addition, this amount covers Our risk that Our actual expenses for issuing and administering Your Policy will exceed the Annual Policy Maintenance Charge.

OWNER ("YOU," "YOUR"). The person or entity shown on the Policy Data Page who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named all references to Owner shall mean Joint Owners.

POLICY. This Modified Single Premium Variable Life Insurance contract between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.


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--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

POLICY DATE. The date Your coverage under this Policy begins.

POLICY LOAN RATE. The interest rate charged on Policy loans (see Policy Data
Page).

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM(S). Considerations paid into this Policy by or on behalf of the Owner.

REMAINING PREMIUM. The total Premium in the Policy reduced due to withdrawals. The Remaining Premium will be reduced by the withdrawal of Premiums that incur Withdrawal Charges, as well as the withdrawal of Premiums that are no longer subject to Withdrawal Charges.

RIDER. A form which supplements the Policy or which provides additional benefits. When a Rider is attached to the Policy it becomes a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies. It is shown in the Policy Data Page.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified on the Policy Data Page or as may be designated by Us from time to time.

WE, OUR, US, THE COMPANY, JNLNY. Jackson National Life Insurance Company of New York.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals. (Please see Policy Data Page and Withdrawal Provisions.)

WITHDRAWAL VALUE. The Policy Value reduced by any applicable Withdrawal Charge, taxes payable, outstanding Annual Policy Maintenance Charge, and any Debt. A detailed statement of the method of computation of Withdrawal Values and other nonforfeiture benefits is on file with the State of New York Superintendent of Insurance.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us. A Written Request takes effect when We accept it and it is received at Our Service Center.


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                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ASSIGNMENT. The Owner may assign this Policy while it is in force, but We will not be bound by any assignment unless it is in writing and has been received at the Company's Service Center. An assignment will take effect when received by the Company. We are not responsible for any payment made before an assignment is received. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BASIS OF VALUE. Values and reserves are determined in accordance with procedures that recognize the variable nature of the values attributable to the Separate Account. The method of calculating these values is consistent with the regulations of the State of New York.

CHANGES IN POLICY COST FACTORS. Changes in Policy cost factors (interest rates We credit on the Fixed Account Value, Cost of Insurance Charges) will be determined by class and on future expectations for such elements as investments earnings, mortality, persistency, expenses, and taxes. Any changes in Policy cost factors will be determined in accordance with procedures and standards on file with the State of New York Superintendent of Insurance.

CHARGES AND FEES. The Company may assess charges or fees under the Policy. Please see the Policy Data Page for more information as to charges or fees.

CONFORMITY WITH STATE LAWS. This Policy will be interpreted under the laws of the State of New York. Any provision that is in conflict with New York law is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date except for nonpayment of any required Premium.

If the Insured dies during a Contestable Period, the Company may investigate the circumstances surrounding the original application, reinstatement application, or application for increase in coverage or change in risk classification. A reinstated or modified Policy may be contested only with respect to material misrepresentations made in the application for such reinstatement or request for Policy changes. In the case of an increase in coverage, only the amount of the increase over the Death Benefit prior to the application for increase in coverage may be contested for two years from date of increase, with respect to material misrepresentations made in such application.

As part of the contestable investigation, the Company may require the Beneficiary(ies) to sign certain authorizations necessary for release of medical records and other information relating to the Insured.



VL1800NY

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to New York law. Interest, subject to state requirements, will be credited during this deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money periodically transferred automatically from the Fixed Account or one of the Investment Divisions of the Policy to any other Investment Division(s). Any election of Dollar Cost Averaging must be for a period of not less than 12 months.

ENTIRE CONTRACT. The Policy, attached application, supplemental applications, and any applicable riders, endorsements and amendments together make up the entire contract between You and the Company.

GRACE PERIOD. This Policy will lapse 61 days after notice is mailed to You that the Withdrawal Value of the Policy is below or equal to $0. This 61-day period is the Grace Period.

If death occurs during the Grace Period, any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge will be deducted from Death Benefit Proceeds in effect immediately prior to the Grace Period.

At the beginning of the Grace Period We will mail to You and any assignee written notice of the amount necessary to continue this Policy in force through the end of the Grace Period. The amount required will be a minimum amount that will pay at least two months of Cost of Insurance Charge plus any Annual Policy Maintenance Charge due before the end of the Grace Period. If that amount is not paid by the end of the Grace Period, the Policy will lapse without value and coverage will end.

ILLUSTRATIONS. Upon request We will provide You with an illustration projecting future benefits under this Policy. We reserve the right to charge You for such illustration, as stated on the Policy Data Page.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Insured is incorrectly stated, and the error is discovered before a claim is made, then all values relevant to the Policy will be recalculated from the Policy Date assuming the correct age and sex. If the recalculated Policy Value indicates that the Policy would have lapsed, payment of a Premium sufficient to make the Policy Value positive will be required.

If a death claim is in process when the error is discovered, then the Death Benefit will be adjusted to the amount that the Premiums paid would have purchased at the correct age and sex.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the President, a Vice President, the Secretary, or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.


VL1800NY

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

We may amend or waive any portion of this Policy without notice or Your consent to comply with any applicable federal or state laws, including but not limited to, requirements for life insurance policies under the Internal Revenue Code (as amended). Any such change or waiver will be subject to the New York State Insurance Department's prior approval. You have the right to refuse any such changes. However, in such an event, We cannot accept responsibility for the tax treatment of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PAYMENT OF PREMIUMS. The first Premium must be paid at or before issue of the Policy. No coverage under this Policy will be provided prior to the payment of the required Premium.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Insured, Owner, or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REBALANCING. The Owner may elect, on a form provided by the Company, to have his/her Separate Account Policy Value reallocated among Investment Divisions in designated percentages on a periodic basis (monthly, quarterly, semi-annual or annual basis, or at such other time interval as approved by the Company). There is no processing fee for this service.

REDUCED PAID-UP INSURANCE. If you elect not to pay any further premium payments, You may elect to purchase Reduced Paid-Up Insurance. Under this option, the Death Benefit is determined by applying the Policy Value as a net single premium at the Insured's Attained Age, sex and risk classification. Reduced Paid-Up Insurance has a policy value based on interest credited at 4%, monthly cost of insurance deductions based on the death benefit under this option and the Commissioners' 1980 Standard Ordinary Mortality Table, male or female, smoker or nonsmoker. The Annual Policy Maintenance Charge is not deducted.

REINSTATEMENT. If this Policy lapses for any reason other than a full withdrawal, it may be reinstated within three years of the date this Policy lapsed, and prior to the Maturity Date, subject to the following:

1.   Your written request for reinstatement is received at Our Service Center;
2. You provide Us with satisfactory evidence of the Insured's insurability at the same risk classification as at the time of issuance of the Policy;
3. You provide payment of Premium sufficient to cover the past due Cost of Insurance Charges and any Annual Policy Maintenance Charge for the coverage provided by Us during the Grace Period, plus an additional amount sufficient to keep the Policy in force for three months after the date of reinstatement; and
4. You provide payment, or agree to the reinstatement of any loans against the Policy, including all past due interest on the loan from the date of lapse of this Policy to the date of reinstatement. The total reinstated loan will be allocated at that time to the Loan Account.


VL1800NY

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The effective date of the reinstatement is the next Business Day following approval by Us of Your application for reinstatement.

Any reinstatement will become incontestable during the lifetime of the Insured after two years from the date of such reinstatement. The basis for contesting any reinstatement will be limited to any material misrepresentations made in the application for such reinstatement.

Once reinstated, We will maintain the Death Benefit under the Policy at least until the end of the three-month period after the Policy is reinstated.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value on the reinstatement date will equal:
1.   The Policy Value at the time of lapse; plus
2. Any additional amounts paid into the Policy that are not considered payment of past due charges or loan repayments.

The portion of the Policy Value not allocated to the Loan Account on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions.

The Withdrawal Charge in effect upon reinstatement will be the Withdrawal Charge that existed on the date the Policy lapsed.

REPORTS. The Company will send You a report about Your Policy at least once a year. This report will show You the current status of the Policy Value. It will also show any charges (as specified on the Policy Data Page) applied since the last report, interest credited, withdrawals taken, the current Death Benefit at the end of the current report period, and any other information required by New York law. The report(s) shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or We determine it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and prior approval of the New York Insurance Department. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division and the allocation of future Premiums.


VL1800NY

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SUSPENSION OF PAYMENTS. The Company, to the extent permitted or required under the Federal Investment Act of 1940, may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);
2.   Trading on the New York Stock Exchange is restricted; or
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

The types of payments from the Investment Divisions the Company may suspend or postpone are:

1.   Determination and payment of Withdrawals;
2.   Determination and payment of any Death Benefit; and
3.   Payment of loans.

SUICIDE. If the Insured dies by suicide within two years from the Issue Date of the Policy, Our liability with respect to this Policy will terminate. We will return to You an amount equal to the Premiums paid, adjusted for any partial withdrawals and any Debt.

If the Insured dies by suicide within two years from the effective date of any increase in coverage, Our liability with respect to the increase will terminate. We will return to You an amount equal to the Premiums paid for such increase in coverage, adjusted for any partial withdrawals and any Debt associated with such increase.

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes could include a change in risk classification, change in coverage, withdrawal, or any other change specified in the Internal Revenue Code (as amended).

TAXES. The Company may deduct from the Policy Value any applicable taxes payable to a state or other government entity because of this Policy. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. In addition, the Company will deduct any withholding taxes required by applicable law as a result of any withdrawals from this Policy.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice from You must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.


VL1800NY

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

GENERAL. During the lifetime of the Insured, all rights under this Policy belong to the Owner(s). If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by Us before notice of such change is accepted and received at Our Service Center. If You change the ownership, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application. If two or more persons are named as Primary Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

The Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when received by the Company. The Company is not liable for any payment made or action taken before the Company receives the change.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


VL1800NY

--------------------------------------------------------------------------------
                             ACCUMULATION PROVISIONS
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. The Separate Account is designated on the Policy Data Page. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application.

ACCUMULATION UNITS. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as withdrawals, Withdrawal Charges, transfers, allocations to the Loan Account, Annual Policy Maintenance Charges, and Cost of Insurance Charges result in a redemption of Accumulation Units. Cost of Insurance Charges and Annual Policy Maintenance Charges redeemed are based on the proportion that the value of the Investment Division bears to the Policy Value less the Loan Account Value. The number of Accumulation Units redeemed is determined by dividing the amount of the adjustment by the Accumulation Unit Value for that Investment Division at the close of the Business Day. These adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1. Determining the total value of assets held in the particular Investment Division;
2.   Subtracting from the amount any Daily Deductions; and
3.   Dividing this amount by the number of outstanding Accumulation Units.

The Accumulation Unit is calculated before credits or redemptions of Accumulation Units are processed.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

VL1800NY

--------------------------------------------------------------------------------
                        ACCUMULATION PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:
o The initial Premium is allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.
o Subsequent amounts may be allocated to the Fixed Account pursuant to the terms of the Policy.
o On each Monthly Anniversary, the Cost of Insurance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.
o On each Policy Anniversary, the Annual Policy Maintenance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.
o On each Business Day, amounts are deducted to reflect any partial withdrawals, Withdrawal Charges, transfers, and amounts allocated to the Loan Account, when such event occurs.
o    Interest is credited on each Business Day as described below.

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at the annual effective interest rate the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to the Fixed Account for the next 12 months. The Company guarantees that it will credit interest to the Fixed Account at not less 3% annually. Subsequent interest rates may be higher or lower than those rates previously set by the Company.



VL1800NY

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1. The maximum number of transfers and number of transfers that may be made and are not subject to a Transfer Charge are shown on the Policy Data Page.

2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated on the Policy Data Page.

3.   You may not make a transfer until after the Allocation Date.

4. The minimum and maximum amounts that may be transferred are shown on the Policy Data Page.

5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.

6.   We are not liable for a transfer made in accordance with Your instructions.

7. We reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days.

8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:

     a.   The requirement of a minimum time period between each transfer;

     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or

     c. Limiting the dollar amount that may be transferred by an Owner at any one time.

9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

SPECIAL TRANSFER OPTION. As previously stated, the amounts in the Separate Account are not guaranteed and may increase or decrease based upon the investment experience of the Investment Divisions. Within 24 months after the Issue Date while this policy is in force, You may transfer all amounts in the Investment Divisions into the Fixed Account without a Transfer Charge, and without any evidence of insurability if such evidence would have been normally required.

This option is exercised only once, and once exercised, any subsequent transfer is subject to the conditions summarized in the previous provision.

VL1800NY

--------------------------------------------------------------------------------
                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

GENERAL. After the Allocation Date and while this Policy is in force, the Owner may withdraw all or part of the Withdrawal Value under this Policy by informing Us at Our Service Center.

A withdrawal may give rise to taxable income to You, and it is recommended that You seek competent tax advice before making any such withdrawal.

FULL WITHDRAWAL. For a full withdrawal, this Policy, or a Lost Policy Affidavit, must be returned to Our Service Center along with the withdrawal request.

Upon full withdrawal, the Owner will receive the Withdrawal Value.

PARTIAL WITHDRAWAL. If the withdrawal request does not specify from which Investment Division(s) or the Fixed Account from which the withdrawal is to be made, the request will be processed by making withdrawals from each Investment Division and the Fixed Account in proportion to their respective value at the time the withdrawal request is processed.

WITHDRAWAL CHARGES. Each withdrawal from the Policy may be subject to Withdrawal Charges, in accordance with the table shown on the Policy Data Page and other provisions of this Policy. Earnings withdrawn are not subject to Withdrawal Charges.

For purposes of the Withdrawal Charge, withdrawals are treated as coming first from Earnings, and then from the oldest Remaining Premium. Any part of a withdrawal consisting of Earnings does not reduce Remaining Premium for the purpose of calculating Withdrawal Charges. The Withdrawal Charge is based on the Remaining Premiums withdrawn. We will deduct the Withdrawal Charge from the remaining value in Your Policy. However, in no case will the total amount received upon withdrawal be more than the Withdrawal Value.

FREE WITHDRAWAL CHARGE AMOUNT. Each Policy Year an amount of up to the greater of 10% of any Remaining Premium paid as of the Business Day that the request for withdrawal is received, less any previous withdrawals taken during that Policy Year, or 100% of Earnings may be withdrawn without incurring a Withdrawal Charge. Withdrawals during the Policy Year in excess of this amount may be subject to a Withdrawal Charge. The amount available for withdrawal under this provision is not cumulative, and expires at the end of each Policy Year.

EFFECT OF WITHDRAWAL ON DEATH BENEFIT. When a partial withdrawal is made, the Death Benefit under the Policy is decreased by an amount proportionate to the reduction in the Policy Value caused by the partial withdrawal (see Death Benefit Provisions for further details).

Partial withdrawals will not be permitted if the Death Benefit reduction would cause the Policy to fail to qualify as life insurance for federal tax purposes.


VL1800NY

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------

GENERAL. After the Allocation Date, You may receive a loan from the Policy as long as the Policy:

1.   Is in force and is not in the Grace Period; and
2.   Is properly assigned to Us as the sole security for the loan.

We reserve the right to defer granting a loan for any period permitted by applicable law, but in no event will such period be more than six months.

A loan may give rise to taxable income to You, and it is recommended that You seek competent tax advice before the taking of any such loan.

LOAN AMOUNT AVAILABLE. The maximum amount of any new loan taken is 90% of the Withdrawal Value in effect on the date We grant the loan.

LOAN TYPES. There are two types of loans under this Policy. Loans against Earnings are Preferred Loans, while all other loans are Regular Loans. For purposes of determining the type of loan, each loan will be treated as coming first from Earnings, and then from Premium.

We will determine the amount of a loan that is Preferred on the date of the loan, and We will redetermine the total amount of Preferred Loans on each Policy Anniversary.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account.

Unless otherwise specified by You, the loan will be processed from each Investment Division and Fixed Account proportionately based on their current value.

On each Policy Anniversary, if the Loan Account Value exceeds Debt, the excess will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value. If Debt exceeds the Loan Account Value, the excess will be transferred from the Fixed Account and Investment Division(s) on a proportionate basis to the Loan Account.

If at any time Debt equals or exceeds the Policy Value less any applicable Withdrawal Charge in effect at that time, coverage under the Policy will continue according to the terms of the Grace Period.

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Debt. During the Policy Year, the Loan Account Value on any date is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST CHARGED. Every loan on this Policy will accrue interest at the Policy Loan Rate as specified in the Policy Data Page. Loan interest is due on the Policy Anniversary. Loan interest not paid when due will be added to the loan principal.

VL1800NY

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

LOAN INTEREST CREDITED. The Loan Account Value will be credited interest, depending on the type of loan. See the Policy Data Page for the credited rate.

LOAN REPAYMENT. All or part of the Debt may be repaid at any time while this Policy is in force. To repay a loan in full, the loan repayment must equal the debt.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such.

Loan Repayments will first be applied to all Regular Loans.

Upon receipt of any loan repayment amounts, unless otherwise instructed, funds up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value.

Failure to repay any loan or to pay any loan interest will not terminate this Policy unless the total Debt equals or exceeds the Policy Value less any applicable Withdrawal Charges in effect at that time.

VL1800NY

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

GENERAL. If the Insured dies while this Policy is in force, and after the expiration of all Contestable Periods, We will pay the Death Benefit Proceeds to the Beneficiary within 60 days after We receive at Our Service Center due proof of the Insured's death, as well as all other requirements We deem necessary.

The Death Benefit Proceeds are calculated on the date of payment and are equal to:
1.   The Death Benefit; plus
2.   Any Rider benefits payable as a result of the Insured's death; less
3.   Any Debt; less
4. Any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge if the Insured dies during the Grace Period.

If the Insured dies during a Contestable Period, We will complete Our investigation and determination of the validity of the Policy under New York law before any Death Benefit Proceeds are paid.

We will add interest to the resulting amount owed for the period from the date of death to the date of payment, as required by New York law. We will compute the interest at a rate We determine, but not less than the rate required by applicable New York law.

The Death Benefit Proceeds will be exempt from the claims of the Beneficiary's(ies') or assignees' creditors and from legal process to the extent New York law permits.

From the time of death of the Insured until the Death Benefit Proceeds are paid, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

DEATH BENEFIT CHANGES. After the Policy is issued, the Death Benefit can be increased or decreased at Your request. The amount may be increased twice within a Policy Year. The increase must be at least $5,000.

To increase the coverage We will require additional Premium and may require:
1.   A new application requesting the increase; and
2.   Evidence of insurability of the Insured satisfactory to Us.

You may also request to decrease coverage. The decrease will be subject to the guideline premium limitation as defined in the Internal Revenue Code (as amended). Any such decrease will be limited so that no additional distribution of the Policy Value is required to comply with the guideline premium limitation.

The Initial Death Benefit will be adjusted for any increase or decrease in coverage in the same proportion as the change in the Death Benefit.

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by New York law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by New York law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.


VL1800NY

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

EFFECT OF PARTIAL WITHDRAWAL ON DEATH BENEFIT. A partial withdrawal will cause the Death Benefit and the Initial Death Benefit to decrease in direct proportion to the reduction in the Policy Value.

PAYMENT OF BENEFITS. Any amount payable at the death of the Insured under this Policy will be paid in a single sum unless otherwise agreed.

ELECTION OF PAYMENT OPTIONS. The Owner may elect or change any payment option during the lifetime of the Insured. If no payment option is in effect at the Insured's death, a payment option may be elected by the Beneficiary. The election or change can be made by Written Request to the Company.

PAYMENT OPTIONS. In lieu of a single lump-sum payment, one of the following payment options, or other options made available by the Company, may be elected if the amount payable exceeds $2,000. If no payment option is elected, monthly income payments will be made in accordance with Option 3 below, a lifetime payment with a 120 or 240 month period certain.

OPTION 1 - BENEFITS AT INTEREST. Benefits may remain on deposit during the lifetime of the payee or for a specified period. Interest on the benefits will be paid annually, semi-annually, quarterly or monthly. The rate of interest will be no less than 4% per year. All or part of the benefits may be withdrawn at any time.

OPTION 2 - PAYMENT FOR A FIXED PERIOD. Benefits may be paid in annual, semi-annual, quarterly or monthly payments until the benefits, plus interest, have been paid in full. The rate per $1,000 of the monthly payment is shown in the Payment Option Table. The present value of any unpaid payments may be withdrawn at any time and will be paid if a payee dies before the last payment is made. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Beneficiary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

OPTION 3 - LIFE INCOME. Benefits may be paid in annual, semi-annual, quarterly or monthly payments during the lifetime of the payee. A minimum number of payments may be guaranteed if desired. The rate per $1,000 of the monthly payment is shown in the Payment Option Table. Payment under this option is subject to satisfactory proof to the Company of the age of the payee. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Beneficiary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

MINIMUM PAYMENTS. The minimum payment under Option 1 is $100. The minimum payment under Options 2 and 3 is $50. The frequency of the payments will be reduced so as to meet the minimums.

EXCESS INTEREST. Excess interest as declared by the Company may be used to increase payments.

VL1800NY

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

AVAILABILITY OF OPTIONS. These options are not available if the Beneficiary is an assignee, corporation, partnership, association, trustee, executor, administrator, or any fiduciary.

BASIS OF COMPUTATION. The actuarial basis for the Payment Option Table is the Annuity 2000 Mortality Table with interest at 3%.

FREQUENCIES OF PAYMENTS. The payments shown in the Payment Option Table are monthly payments. Payments may be made annually, semi-annually or quarterly, and are calculated by the Company as follows:

                 NUMBER OF PAYMENTS                      METHOD OF
                      PER YEAR                          CALCULATION
                         One                          Monthly Payment
                                                    Multiplied by 11.839

                         Two                          Monthly Payment
                                                    Multiplied by 5.963

                         Four                         Monthly Payment
                                                    Multiplied by 2.993


VL1800NY

--------------------------------------------------------------------------------
                              PAYMENT OPTION TABLE
--------------------------------------------------------------------------------

The following table is for a Policy whose net benefits are $1,000, and will apply pro rata to the amount payable under this Policy.

    OPTION 2                                       MONTHLY INSTALLMENTS UNDER OPTION 3

  No. of  Monthly  Age      No. of Mos.     Age       No. of Mos.     Age     No. of Mos.     Age      No. of Mos.
 Monthly  Install- of         Certain       of          Certain       of        Certain       of         Certain
 Install-  ments  Payee                    Payee                     Payee                   Payee
   ments
                  Male    Life  120   240  Male    Life   120   240 Female Life   120  240  Female Life    120  240

    60    17.77    26     3.08 3.08  3.07   63     5.35  5.20  4.72   26   2.99  2.99 2.98    63    4.89  4.81  4.54
    72    15.02    27     3.10 3.10  3.09   64     5.50  5.32  4.79   27   3.01  3.01 3.00    64    5.02  4.93  4.61
    84    13.06    28     3.13 3.12  3.12   65     5.66  5.46  4.85   28   3.03  3.03 3.02    65    5.15  5.05  4.68
    96    11.59    29     3.15 3.15  3.14   66     5.83  5.59  4.91   29   3.05  3.05 3.04    66    5.30  5.17  4.75
   108    10.45    30     3.18 3.17  3.16   67     6.02  5.74  4.97   30   3.07  3.07 3.06    67    5.45  5.30  4.82
   120     9.54    31     3.20 3.20  3.19   68     6.21  5.89  5.03   31   3.09  3.09 3.09    68    5.61  5.45  4.89
   132     8.80    32     3.23 3.23  3.22   69     6.42  6.04  5.08   32   3.12  3.12 3.11    69    5.79  5.59  4.96
   144     8.18    33     3.26 3.26  3.24   70     6.65  6.20  5.13   33   3.14  3.14 3.13    70    5.98  5.75  5.02
   156     7.65    34     3.29 3.29  3.27   71     6.88  6.36  5.18   34   3.17  3.17 3.16    71    6.19  5.91  5.08
   168     7.20    35     3.33 3.32  3.30   72     7.14  6.53  5.22   35   3.20  3.19 3.18    72    6.41  6.08  5.13
   180     6.82    36     3.36 3.35  3.33   73     7.41  6.70  5.26   36   3.22  3.22 3.21    73    6.65  6.26  5.19
   192     6.48    37     3.40 3.39  3.37   74     7.70  6.87  5.29   37   3.25  3.25 3.24    74    6.92  6.44  5.23
   204     6.18    38     3.43 3.43  3.40   75     8.00  7.04  5.32   38   3.29  3.28 3.27    75    7.20  6.63  5.27
   216     5.92    39     3.47 3.47  3.44   76     8.33  7.22  5.35   39   3.32  3.31 3.30    76    7.51  6.83  5.31
   228     5.68    40     3.51 3.51  3.47   77     8.69  7.39  5.37   40   3.35  3.35 3.33    77    7.84  7.03  5.34
   240     5.47    41     3.56 3.55  3.51   78     9.07  7.57  5.39   41   3.39  3.38 3.37    78    8.20  7.23  5.37
   252     5.28    42     3.60 3.59  3.55   79     9.47  7.74  5.41   42   3.43  3.42 3.40    79    8.59  7.43  5.39
   264     5.11    43     3.65 3.64  3.59   80     9.91  7.91  5.42   43   3.47  3.46 3.44    80    9.01  7.62  5.41
   276     4.95    44     3.70 3.69  3.63   81    10.37  8.07  5.43   44   3.51  3.50 3.47    81    9.47  7.82  5.42
   288     4.81    45     3.75 3.74  3.68   82    10.87  8.22  5.44   45   3.55  3.54 3.51    82    9.96  8.00  5.43
   300     4.67    46     3.81 3.79  3.72   83    11.40  8.37  5.45   46   3.60  3.59 3.55    83   10.50  8.18  5.44
                   47     3.87 3.84  3.77   84    11.97  8.51  5.46   47   3.64  3.63 3.60    84   11.08  8.35  5.45
                   48     3.93 3.90  3.82   85    12.57  8.64  5.46   48   3.69  3.68 3.64    85   11.71  8.51  5.46
                   49     3.99 3.96  3.87   86    13.22  8.76  5.46   49   3.75  3.73 3.69    86   12.39  8.65  5.46
                   50     4.05 4.02  3.92   87    13.90  8.87  5.47   50   3.80  3.79 3.74    87   13.12  8.78  5.47
                   51     4.12 4.09  3.98   88    14.63  8.97  5.47   51   3.86  3.84 3.79    88   13.90  8.89  5.47
                   52     4.20 4.16  4.03   89    15.40  9.06  5.47   52   3.92  3.90 3.84    89   14.72  9.00  5.47
                   53     4.27 4.23  4.09   90    16.22  9.14  5.47   53   3.99  3.97 3.89    90   15.58  9.09  5.47
                   54     4.35 4.31  4.15   91    17.09  9.21  5.47   54   4.06  4.03 3.95    91   16.49  9.17  5.47
                   55     4.44 4.38  4.21   92    18.02  9.28  5.47   55   4.13  4.10 4.01    92   17.43  9.24  5.47
                   56     4.53 4.47  4.27   93    19.00  9.34  5.47   56   4.21  4.18 4.07    93   18.42  9.30  5.47
                   57     4.63 4.56  4.33   94    20.04  9.39  5.47   57   4.29  4.25 4.13    94   19.44  9.36  5.47
                   58     4.73 4.65  4.40   95    21.17  9.43  5.47   58   4.37  4.33 4.19    95   20.51  9.40  5.47
                   59     4.84 4.75  4.46   96    22.38  9.46  5.47   59   4.47  4.42 4.26    96   21.64  9.44  5.47
                   60     4.95 4.85  4.53   97    23.70  9.49  5.47   60   4.56  4.51 4.33    97   22.86  9.47  5.47
                   61     5.07 4.96  4.59   98    25.18  9.51  5.47   61   4.67  4.61 4.40    98   24.20  9.50  5.47
                   62     5.21 5.08  4.66   99    26.85  9.52  5.47   62   4.78  4.71 4.47    99   25.71  9.51  5.47

